Cellegy Pharmaceuticals, Inc. Announces
Removal of Common Stock from Nasdaq SmallCap Market

Application Has Been Submitted for Listing on OTC Bulletin Board

Huntingdon Valley, PA - December 23, 2005 - Cellegy Pharmaceuticals, Inc. announced that it has received a notice from the Listing Qualifications Panel of the Nasdaq Stock Market indicating that the Company’s common stock will be removed from the Nasdaq SmallCap Market, effective at the opening of business on December 29, 2005. The Company anticipates that after removal, the common stock will be eligible for trading on the OTC Bulletin Board following completion of required procedures, including the filing and approval of a Form 211. The Company is taking steps to facilitate commencement of trading on the OTCBB as soon as practicable and is in communication with one or more of its market makers to provide them with information necessary for the Company's shares to be quoted on the OTCBB. The Company believes that trading of the common stock on the OTCBB should commence after the required filing is approved. There can be no assurance that trading on the OTCBB will be available immediately after removal of the shares from the Nasdaq SmallCap Market. If the Company’s shares are not immediately traded on the OTCBB, they may be quoted by The Pink Sheets LLC, which is a privately owned company whose Electronic Quotation Service provides an Internet-based, real-time quotation service for OTC equities and bonds.

The delisting from the Nasdaq Stock Market is due to the Company not currently satisfying the $35 million market capitalization requirement of Nasdaq Marketplace Rule 4310(c)(2)(B)(ii) for continued listing on the Nasdaq SmallCap Market. Furthermore, the Company does not comply with alternative standards for continued listing on the Nasdaq SmallCap Market in Marketplace Rule 4310(c)(2)(B)(i) or Marketplace Rule 4310(c)(2)(B)(iii), which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recent completed fiscal year or in the last three most recent completed fiscal years, respectively. The Company has determined not to request a review of the Panel’s determination.

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a sophisticated, closed computer network. Trading information and quotations for securities quoted through the OTCBB are generally available on business news and financial websites and through securities brokers. The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The Nasdaq Stock Market. Further information regarding the OTCBB can be found at www.otcbb.com.

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About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: uncertainty concerning whether the common stock will be approved for trading on the OTC Bulletin Board and the timing of any such approvals; completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; and the need and ability to complete corporate partnerships and additional funding arrangements. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:

Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603
www.cellegy.com

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